Exhibit 10.13.7

RESTRICTED STOCK AWARD AGREEMENT
1. The Grant. Orbital ATK, Inc., a Delaware corporation (the “Company”), hereby grants to you, on the terms and conditions set forth in this Restricted Stock Award Agreement (this “Agreement”) and in the Orbital ATK, Inc. 2015 Stock Incentive Plan (the “Plan”), an Award as of the date (the “Award Date”), and for the number of shares of common stock of the Company (the “Shares”), which the Company or its agent provided to you separately in writing through an electronic notice and on-line award acceptance web page (the “Electronic Notice and On-Line Award Acceptance”).

2.
Restricted Period. The Shares are subject to the restrictions contained in this Agreement and the Plan for a period (the “Restricted Period”) commencing on the Award Date and vesting in three equal annual installments commencing on the first anniversary of the Award Date or, if earlier, upon (a) a Change in Control, as provided in Paragraph 4 below, or (b) your death, Disability (as defined in Appendix A to this Agreement), or involuntary termination without Cause (as defined in Appendix A to this Agreement), as provided in Paragraph 5 below.

3.	Restrictions. The Shares shall be subject to the following restrictions during the Restricted Period:

(a)	The Shares shall be subject to forfeiture to the Company as provided in this Agreement and the Plan.

(b)
You may not sell, transfer, pledge or otherwise encumber the Shares during the Restricted Period. Neither the right to receive the Shares nor any interest under the Plan may be transferred by you, and any attempted transfer shall be void.

(c)
The Company will issue the Shares in your name, either by book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. The Shares shall be restricted from transfer and shall be subject to an appropriate stop- transfer order. If any certificate is issued, the certificate shall bear an appropriate legend referring to the restrictions applicable to the Shares. If any certificate is issued, you shall be required to execute and deliver to the Company a stock power relating to the Shares as a condition to the receipt of this Award of Restricted Stock (as defined in the Plan).

(d)
Any securities or property (other than cash) that may be issued with respect to the Shares as a result of any stock dividend, stock split, business combination or other event shall be subject to the restrictions and other terms and conditions contained in this Agreement.

(e)
You shall not be entitled to receive any Shares prior to the completion of any registration or qualification of the Shares under any federal or state law or governmental rule or regulation that the Company, in its sole discretion, determines to be necessary or advisable.

4.
Change in Control. If you are or become a participant in the Company’s applicable Income Security Plan or any successor or substitute plan (the “ISP”), then, in the event of a Change in Control (as defined in the ISP), the provisions of the ISP shall govern and take precedence over the terms of this Agreement.

5.
Forfeiture. In the event of your termination of employment, other than by reason of death, Disability or involuntary termination without Cause prior to the end of the Restricted Period, your rights to all of the Shares shall be immediately and irrevocably forfeited. In the event of your termination of employment by reason of death, Disability or involuntary termination without Cause prior to the end of the Restricted Period, the restrictions with respect to all of the Shares shall lapse and the Shares shall vest as of the date of such termination of employment; provided, however, in the case of your involuntary termination without Cause, that you have signed a general release and non-competition/non-solicitation agreement provided to you by the Company at that time.

6.	Recoupment. If you are or become an “Executive Officer” as defined in the Company’s Executive Compensation Recoupment Policy (the “Recoupment Policy”), you will be subject to the Recoupment Policy.

7.
Holding Requirement. If you are or become an officer of the Company subject to the Stock Holding Policy for Executive Officers and Certain Members of Senior Management (the “Stock Holding Policy”), you will be required to comply with the Stock Holding Policy.

8.
Rights. Upon issuance of the Shares, you shall, subject to the restrictions of this Agreement and the Plan, have all of the rights of a stockholder with respect to the Shares, including the right to vote the Shares and receive any cash dividends and any other distributions thereon, unless and until you forfeit the Shares.

9.
Income Taxes. You are liable for any federal, state and local income or other taxes applicable upon the grant of the Restricted Stock, the vesting of the Shares, or subsequent disposition of the Shares, and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences. Upon the vesting of the Shares, the Company will pay your required minimum statutory withholding taxes by withholding Shares otherwise to be delivered upon the vesting of the Shares with a Fair Market Value (as defined in the Plan) equal to the amount of such taxes. Alternatively, if you notify the Company prior to the vesting date of the Shares, you may elect to pay all or a portion of the minimum statutory withholding taxes by (a) delivering to the Company Shares other than the Shares vesting pursuant to this Agreement with a Fair Market Value equal to the amount of such taxes or (b) paying cash, provided that if you do not deliver such Shares or cash to the Company by the second business day after the vesting date of the Shares, the Company will pay your required minimum statutory withholding taxes by withholding Shares otherwise to be delivered upon the vesting of the Shares with a Fair Market Value equal to the amount of such taxes.

10.
Acknowledgment. This Award of Restricted Stock shall not be effective until you (a) agree to the terms and conditions of this Agreement and the Plan, and acknowledge receipt of a copy of the Prospectus relating to the Plan, by accepting this Award in writing or electronically as specified by the Company or its agent in the Electronic Notice and On-Line Award Acceptance, and (b) if the Company requests it, execute and deliver the stock power required by Paragraph 3 above.

11.
Northrop Grumman Merger Agreement. Notwithstanding any other provision of this Agreement, a Change in Control for purposes of this Agreement shall not result from the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of September 17, 2017, among Northrop Grumman Corporation, Neptune Merger, Inc., and the Company (the “Merger Agreement”). In the event of the consummation of the transactions contemplated by the Merger Agreement, the Shares shall vest, become payable, and become forfeited to the extent set forth in the Merger Agreement, which among other things provides that at the Effective Time of the Merger (as such terms are defined in the Merger Agreement), the number of Shares determined by the “2018 Award Pro Rata Percentage” shall become vested, and the remaining Shares shall be forfeited. The “2018 Award Pro Rata Percentage” means a fraction, (i) the numerator of which is the number of days that have elapsed from the Award Date through and including the Closing Date (as defined in the Merger Agreement) and (ii) the denominator of which is the total number of days from the Award Date through the final regularly scheduled vesting date of the Shares.

ORBITAL ATK, INC.
David W. Thompson
President & Chief Executive Officer

Orbital ATK, Inc. 2015 Stock Incentive Plan
Appendix A to Restricted Stock Award Agreement

A.	“Disability” means that you have been determined to have a total and permanent disability either by

i.	being eligible for disability for Social Security purposes, or

ii.	being totally and permanently disabled under the Company’s long-term disability plan.

B.	“Cause” means the occurrence of any of the following:

i.
You willfully and repeatedly fail to substantially perform your duties with the Company in accordance with the instructions of your manager (other than any such failure resulting from your incapacity due to physical or mental illness), which failure continues for 30 days unabated after a demand for substantial performance is delivered to you by your manager that specifically identifies the manner in which your manager believes that you have not substantially performed your duties,

ii.	You willfully engage in gross misconduct demonstrably injurious to the Company, monetarily or otherwise,

iii.	You engage in fraud, misappropriation or embezzlement of funds or property of the Company,

iv.	You are convicted of a felony or enter a plea of guilty or nolo contendere to a felony, or

v.	You are convicted of any crime involving fraud, embezzlement, or moral turpitude or the entrance of a plea of guilty or nolo contendere to such a crime.
For purposes of this definition, an act or failure to act on your part shall be considered “willful” if done or omitted to be done by you other than in good faith and without reasonable belief that your action or omission was in the best interest of the Company.